EXHIBIT 99.1

SOUTH GEORGIA BANK HOLDING COMPANY TO ACQUIRE COMMUNITY

NATIONAL BANCORPORATION

ASHBURN, Georgia, February 7, 2006 – Community National Bancorporation (OTCBB:CBAC) and South Georgia Bank Holding Company announced today that they have reached a definitive agreement under which South Georgia will acquire Community National for total cash consideration of $29.5 million, subject to possible upward or downward adjustment based on Community National’s stockholder equity and loan loss reserves at closing. The transaction is subject to approval by shareholders of Community National and regulatory authorities and other customary closing conditions.

“We are delighted to move forward with a transaction that we believe enhances shareholder value, and we are confident that the combination of Community National and South Georgia will result in continued first class service to our customers, community and employees,” said Ruth Raines, Community National’s Chairman of the Board. Pait Willis, South Georgia’s President and CEO, stated: “We look forward to providing Community National’s customers in Ashburn and Cordele with the same exceptional service that they have been accustomed to for many years.”

This press release includes forward-looking statements regarding the plans and objectives of the parties leading up to the proposed sale of Community National to South Georgia, the pursuit and receipt of regulatory and shareholder approvals related to the proposed sale, the satisfaction of other conditions related to the proposed sale, and other related matters. Also, statements that use the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “possible,” “subject,” “project,” “should,” “will,” “would,” or similar expressions, are intended to identify forward-looking statements. Such forward-looking statements are not a guarantee of future results and involve risks and uncertainties. Actual results may differ materially from those contemplated by these forward-looking statements. Community National does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.